Exhibit 99.2

Tidewater Inc.

September 7, 2011

8:25 AM ET

Rachel:	Up next, we’re pleased to welcome back to the CEO Energy Conference the management team from Tidewater. Tidewater is the world’s largest provider of marine support services for the offshore energy industry. With the bottoming of the global supply vessel cycle, which I suspect Dean will discuss, we think Tidewater is an interesting play here, in the early stages of an upturn. Speaking for the company this morning will be Dean Taylor, the Chairman, President, and CEO. Dean has been with Tidewater since 1978, after serving as a U.S. Naval Officer and he has experience running the business throughout the world. Dean has served as general manager of business activities in Italy and Brazil and regional manager for the Middle East, India, East Africa, and Venezuela. Dean became Executive Vice President in 2000 and by that time, he was overseeing activities in several areas of Latin America, Africa, and Europe, as well as all international sales.

In October 2001, Dean was appointed President and by July 2003, he was also named Chairman and CEO. Later on in the presentation, Dean will also be joined by Quinn Fanning. So now, please welcome Dean Taylor.

Dean Taylor:	Thank you very much, Rachel, and welcome everyone. Good morning. I don’t know how many of you were here six years ago when right after Hurricane Katrina devastated our offices in New Orleans and drove us out of our office place for three months, Joe and I came up here, the predecessor conference, immediately after. So we have a lot of sympathy for anybody who was affected by Hurricane Irene. And then, speaking of sympathy, we think about 9/11, the anniversary of which, tenth anniversary of which is coming right up before we know it. And we haven’t forgotten about that either. We sympathize very much with those who were affected by the events of 9/11 and pray for the souls of those who were departed.

We’ll start this morning with forward-looking statements. Our lawyers are busily at work. We are going to say things this morning that will represent forward-looking statements, the truth of which we can’t verify, but certainly, that’s our intent to give you good information this morning.

One of the things I tell our guys when we’re talking about our sales efforts overseas is that there’s hardly a competitor of ours who walks up before one of our customers and says, hey, you know what, we have crappy equipment and a pretty shoddy management team, and a really terrible safety record and you should hire us to do your transportation work offshore anyway. Well, I suspect you’re in the same position here at this conference. There’s not a management team that will come before you during this conference and say something to the effect that, well, you know, we have a pretty crappy management team and our business model sucks. And we think that the future is pretty crappy too, but bear with us, things will get better.

We certainly sympathize with your situation. Every management team that you listen to while you’re here is telling you that they have a good management team, they have a great safety record, they have a good business model and that you should be interested in being in an investor in their corporation. Well, we find ourselves of course in the same situation trying to tell you why we think Tidewater might be a good investment for you. So that’s the purpose of our presentation today and the key takeaways that we’d like to leave you with as we have our presentation are that Tidewater does, even before it became popular, but certainly on April the 20th of last year, safety — we used to lead our presentations with a talk about safety at Tidewater. And we would tell everyone that safety is the first thing that we talk about even in our board meetings. And we used to get a resounding yawn from the investment community. The investment community would say, well, that’s all wonderful and nice but let’s get onto the meat of the matter.

Well, we find that the meat of the matter is only the meat of the matter as long as you’re operating safely and we’d like to leave you with the impression that we at Tidewater have a culture of operating safely, and it’s not something that we just adopted last year on April the 21st. It turned out that our vessel accidentally was alongside the Deepwater Horizon at the time of the accident and it turned out that because we were there, we were the vessel that rescued all 115 survivors off of the Deepwater Horizon. It was an accident that we were there. It was not an accident that our vessel did all the right things thereafter to rescue the 115 people that survived that accident.

So one of the things that we wanted to leave you with is the impression that we’re not somebody that — we’re not a company that just talks about safety when it’s convenient to do so. We talk about safety all the time. We think a company that pays attention to safety is going to be a company that takes and pay attention to all the other aspects of running itself well. So one of the things we want to leave you with is the impression that we are a safe company and we are.

We also want to give you an idea of the history of the earnings growth and solid returns that is embedded in our business. We’ll see some slides that talk to that. We’ll show you some slides that show the unmatched scale and scope of our operations. We truly are an international company. We used to think of ourselves as an American company that did business internationally. We are now an international company that does business in the United States. We have the world’s largest and newest fleet and we feel that that fleet is going to provide the basis for some spectacular earnings growth as the cycle turns.

And then we have rebuilt our fleet. We have recapitalized our business in the last ten years with basically cash flow from operations. So we have a balance sheet that still permits us to act upon available opportunities. So those are the takeaways that we’d like to leave you with as we go through our presentation today. And again, we understand that we’re comparing those takeaways with all the takeaways that you’ll be hearing from other management teams who will be making presentations.

This slide is the way we approach safety with our employees worldwide. We say that we’re in a risky business and that it’s not a dangerous business, but it’s a risky business and we compare it to like — we compare it to holding a snake by its head. You can do it, but the minute that you stop doing it, you’ve got a problem, and we find that this image, we use it around the world. We have employees from 91 different countries that work with our company. This image of holding a snake by its head cuts across all cultures, all languages, all religions. Everybody understands in our company what it’s like to hold a snake by its head and everybody understands the consequences of not holding a snake by its head. The minute you turn it loose, you’ve got a problem.

And we tell our people that we wake up in the morning, we have breakfast, and we’re holding the snake. And we work until lunchtime, and we’re holding the snake. At lunchtime, we’re still holding the snake. In the afternoon, we’re holding the snake. We go to bed, we hold the snake and we wake up the next morning, we’ve still got that snake. And we’ve got it all the time. The minute we turn it loose, we’ve got a problem and our customer has a problem. So the trick is to hold that snake. But this is something that we’ve used for probably the last ten years. As I say, it cuts across all cultures. It’s very effective and we’ll show you next the results of our safety program.

This is total recordable incident rate. So a recordable incident is where you have a stitch or have a prescribed medicine as a result of the incident. We say that lost time accidents are unacceptable. We don’t even track, well, we track lost time accidents, but we don’t even budget for them. We used to have budgets for lost time accidents and we said, you know, that’s unacceptable. If we budget one lost time accident that’s unacceptable, we’re saying that that’s acceptable and it’s unacceptable. So we use total recordable incident rates as our measure of effectiveness in our safety program.

We are the orange rectangular or orange bar and we compare ourselves to Dow Chemical, to Exxon Mobil and Chevron, all acknowledged leaders in safety programs throughout the world, all with very diverse workforces. And you can see that our total recordable incident rate for the last nine years has been better than all of those companies. Last year, our total recordable incident rate was 0.18. Now, I don’t know if some of you may have been here at the presentation before this presentation, but that presentation showed a total recordable incident rate of 2.0, which was ten times worse than our recordable incident rate.

So we feel like we’re a world-class safety operator in the business. It’s again something that we can destroy at any moment of inattention. We turn the snake loose, it can bite us at any moment, but we feel like understanding the challenge that we’re holding the snake that we’re much more likely to hang onto that snake.

I think this is a very important slide in our presentation and it’s one that Quinn will make reference to later on in the remarks that he makes, but this shows sort of a full cycle of earnings in our sector. The beginning of the last cycle in 2004, we made $1.03 of earnings and you can see that through the cycle we got up to almost $8 of earnings per share. And we think that that shows the earnings power that’s embedded in our business when things are going right. Now, you might ask, well what’s it going to take for that to happen? Well, it’s going to take two things, utilization and day rate growth. We think both of those have started.

We announced in our last conference call that we think that we hit bottom in terms of activity in the last fiscal year. We think we’ve started on the beginning of another upturn. We don’t know what the slope of the growth is going to be, but we think we’re pretty sure, barring a double dip recession, we think that we’ve hit bottom and that we are at the beginning of another cycle.

As I said earlier, we feel like we are an international company. We used to be a U.S. company that did business internationally. We have now a company that’s truly international with the better part of our management team worldwide as an international management team. We have 50 plus years of operating internationally. When the Macondo incident occurred last year and some companies were forced to go internationally because they had no other options to utilize their equipment, well, we were already international. We had been international for 50 years.

We started in Venezuela in 1958. We were in Nigeria in 1966. We were in Mexico in 1962. We were in Indonesia in 1974. We were in Brazil in 1974. We had been in all those places for all those years. We still make some dumb mistakes overseas. From time to time, we’ll fall into a trap, but we feel like our international experience helps us to keep us from falling into some of the traps that other people who don’t have as much experience operating internationally have.

One of the things that characterizes the international marketplace is that typically there’s more growth in the markets internationally. Contracts are longer. Costs are typically lower. We have better utilization and typically increased day rates are functions of working internationally. We do have a solid base of national oil companies among our customer base, as well as the large IOCs.

This shows our global footprint. You can see that in North America it’s about 6% of our business. South America is about 21% of our business. We have 54 units working in South America. We have about 40 units working between Europe and the Middle East. That’s mostly the Middle East. We’re not in the North Sea right now. We’re not philosophically predisposed against being in the North Sea. It just turns out that in the last up-cycle we moved equipment out of the North Sea to better markets and the equipment has stayed in those other markets.

West Africa is roughly 50% of our business. We have 125 units working there and we have about 10% of our fleet working in the Far East and it’s 28 units. One interesting footnote of this slide, it shows change that’s occurred in the last ten years. Ten years ago, 40% of our business was in the United States and at present only about 6%. So as the business moved from the United States to international forums, we moved with the business.

This slide just demonstrates where we are in terms of our competitor base. In terms of fleet size, this would include towing supply vessels, anchor handling, towing supply vessels, and platform supply vessels. It does not include small craft, which we exclude from this comparison. But you can see we’re about twice as big as our next largest competitor. One interesting note on this slide is if you look at the bar on the far right hand side, the one that shows five, that’s the average fleet size of about 300 of our worldwide competitors. So people talk about consolidation in our industry. We would have to consolidate the top six operators and even then we would still only have about one-third of the worldwide fleet. So it’s a very difficult marketplace to consolidate.

There is consolidation that can occur geographically and regionally, but it would be very difficult to have worldwide consolidation to put us in a situation like you’d see in the drilling business where there are not that many competitors in the overall worldwide fleet. Unfortunately, we are in a very fragmented business.

This is our current revenue mix. We have about 36% of our business with super majors, about 28% with national oil companies, and about 36% with others. So a pretty evenly divided mix. This wasn’t important in many investors’ minds until 2008 came around. 2008 came around, people all of a sudden understood the difference between having customers who had a balance sheet and customers who had a checkbook. There is a difference and we felt like most of our customers have a balance sheet and not just a checkbook.

I said earlier we have the largest modern OSV fleet in the industry. We have made commitments for 257 new units in the last ten years. Pretty evenly divided among anchor handlers, or towing supply vessels and platform supply vessels, and tugboats, and crew boats. The investment is not that evenly divided. You can see that it’s been much more heavily weighted toward towing supply vessels, anchor handling towing supply vessels, and platform supply vessels. Crew boats and tugs are a much smaller component of our investment mix. But we’ve invested about $4 billion in recapitalizing the business and we think that that investment is ultimately going to pay huge returns for our investor base.

As of the end of our last quarter, we had 196 new vessels in our fleet that were in operation and we had 40 vessels on order of the roughly 230 vessels for which we’d made commitments. The 40 vessels that we have on order are 17 towing supply vessels, a couple of anchor handling towing supply vessels, 22 large platform supply vessels to service the deep water activity, and one tugboat for a total of 40 vessels.

At this point, Quinn is going to take over the presentation. I thank you very much for coming this morning and for your attention. Thank you.

Quinn Fanning:	Thank you, Dean. Rachel, thanks for having us. As Dean mentioned, we’ve been reasonable assertive investors over the last couple of years. Our strategy has been consistent during the roughly decade that Dean has been CEO of the company. We are an EVA based company. Our objective is not to be the biggest. Our objective is to make money and for us that means earning a rate of return over the life of an asset that is something in excess of our cost of capital, which we think is in the neighborhood of 8% to 9% today.

Our tactics have been balanced over this period of time. You can see we have acquired vessels when we thought it was opportunistic to do so and we have invested in our own construction program over this period of time. You can see that while we are through-cycle investors, at times we think second-hand vessels have been pricey and as a result, we have backed away from capital commitments. That was the case in 2008, when we became more active in terms of the construction program. In recent years, when we realized others have gotten ahead of their skis in regards to either leverage or capital commitments, we have added to the fleet, as I mentioned, rather assertively.

As you’ll see in the last two years in particular, we made about $1 billion in commitments to the fleet across almost 50 vessels. The vast majority, as indicated in the previous slide, were second hand vessel purchases. We think there’s appeal in that in the sense that it does not add to the overall global fleet, and as a result, is not adding excessive capacity, at least not that is sponsored by Tidewater as the industry leader.

Dean mentioned earlier that the average age of the new vessels that have been added to the fleet is about 5.5 years. It’s worth noting that those new vessels, which we’re defining as equipment that has come into the Tidewater fleet since 2000, accounts for about 80% of our revenue base and about 90% of our gross margin. So that really is the driver of the business. But Tidewater has been tagged over the years as having an “old fleet.” As I mentioned, economically the fleet is quite new in terms of what’s generating revenue and earnings. But as we look forward with the 40 vessels that we’ve committed to coming into the fleet and a continued disciplined approach in regards to dispositions — we have disposed of in excess of 500 ships since Dean became CEO — what you’ll see over the next couple years, again, as we continue dispositions, add to the vessels that are under commitment and continue a reasonable investment program on a go-forward basis, the overall fleet age will also drop to about six years, which is a reasonably dramatic change from when Dean took over the company as our Chief Executive Officer. It’s taken some time to turn that battleship around, but we seem to be accelerating that process in recent years.

As you look here in terms of how we have approached the financing side of the business, we’ve had a rather impressive run in my mind in terms of self-financing, a $4 billion investment program. You can see here the blue bars represent share repurchase — excuse me, the blue bars represent capital expenditures. The gold is dividends and the red is share buybacks. The black line that you see running across the top is cash flow from operations. The point of this slide is that over this ten-year period we have largely self-financed the recapitalization of the business and the replacement of the older fleet.

And what’s important is, as we finished off the fiscal year at March 2011, we had about $500 million of net debt. That is about 15% of the overall capital base and about 50% of the amount of capital that we have returned to our shareholders…about $1 billion. In fact, the market has created a number of opportunities for us recently — as I mentioned as we thought others had gotten ahead of their skis — and we decided to make some effort in consolidating the industry. We have been investing something in excess of our operating cash flow, and as a result, external financing has become a more important part of the Tidewater story.

We think that one of the competitive advantages that we bring to this market is our ability to fund, at an attractive cost of capital, or at an attractive cost funding. And this is particularly important if you recognize over the last couple years, the industry, which is largely one in which we have limited control over the prices or day rates that we can generate. Lately those day rates have allowed the industry (generally) to earn mid single digit returns on assets…and that’s on an after-tax unleveraged basis, which we think is the right way to look at a business. That’s not something that we’re happy with on a long-term basis, but that’s the reality of the market that we’re in. Importantly, Tidewater, while we are earning something less than our weighted average cost of capital, we are earning a positive spread relative to our marginal funding costs. That’s in comparison to many of our Norwegian friends that are funding in the high yield markets at 11% and 12%. Remember, they’re funding at 11% and 12% and investing in assets that are earning 5% or 6% and hoping that the market is going to turn.

We actually have marginal funding capabilities that allow us to earn a positive spread relative to what we’re funding our business at. We also expect the market will return to the historical levels we saw in 2008 and before, but that’s not necessarily a mission critical event in terms of which quarter it happens in for us.

In particular, we have raised in excess of $1 billion in the capital markets in the last 12 months or so. You can see that was through a series of private placements here that aggregated almost $600 million. [You can see the] average coupon there of a little over 4%. We’ve also raised a significant amount of long-term bank capacity, including a $125 million term loan, which we would likely take down between now and year-end if, in fact, investment opportunities remain attractive from our perspective. Importantly, we have limited maturities in the near term…$40 million in this fiscal year, which was paid in July. So, in fact, we raised on a net basis $550 million in the private placement market and then the $575 million in the bank market.

The balance sheet that we were working off on a prospective basis is one that is very strong, both in regards to leverage and liquidity. You can see here that the net debt is about 17% at this point. On a gross basis, it’s 25% since we’re sitting on reasonably large amounts of cash at this point, essentially pre-funding our investment program. And you can see at the bottom [of the slide] that aggregate liquidity at this point is almost $900 million. So we do feel that we’ve got the right balance sheet for an industry that’s got its inevitable downturns, but also [a balance sheet] that provides us with the capacity to be opportunistic if in fact there’s opportunities to do so.

The recent financial results unfortunately remind us that we do continue to operate in the cyclical industry. As Dean indicated earlier, we think we’re in the early innings of the cyclical recovery, but nonetheless we do finance ourselves on the basis of an assumed cyclicality on a longer-term basis. From our perspective, however, there is an opportunity to create value in this business on a through-cycle business and that’s without excessive amounts of financial leverage or a strategy that is predicated upon “timing the oil field cycle.” And we think that, ultimately, that will translate into higher highs and higher lows. Ultimately that will be the test of whether or not we’re creating value on a long-term basis. We think we are.

The other thing that is worth noting here is the two bottom lines, which highlight the point I made earlier, which is we are spending something in excess of our operating cash flow. If the business plays out how we hope and expect it to over the next number of quarters that will reverse — and potentially in a dramatic fashion — and Tidewater should be in a position of generating very significant amounts of free cash flow, even with our rather robust investment program.

You can see here [slide 20] really two things. Number one is the dramatic shifting of gold to blue over time and that’s essentially the replacement of the older feet with the new vessels and that’s really driving financial results at this point. The other point is that at the bottom — which is cash operating margin — right now at a little bit below 40%. If you look back to the last cyclical peak, we were consistently in the mid-50s. The fleet we have today, however, is very different than [the one] we had a couple years ago in the sense that we’ve pulled a lot of the older equipment out of operation, stacked it and, in many cases, disposed of it and added newer vessels.

It’s worth noting at the last cyclical peak, our new fleet was generating something like 62%, 63% cash operating margins. We would like to think that we can get back to those levels with the right set of circumstances. We are moving in that direction in utilization. Our new fleet, our new active fleet is at about 85% utilization at this point. The active older vessels are at about 77%, 78% is my recollection. So we’re at a point at least in regards to the new fleet where we should be close to full utilization and [have some] ability to push price. That is happening in certain asset classes [now]. Unfortunately, the rest of the industry is not quite at our utilization levels. We expect that they will [be] at some point, [and] we’ll be able to press day rate a bit and, obviously, that [additional revenue] will come straight to the bottom line.

The reality is that we’re in a cyclical trough, and potentially in the early innings of a cyclical recovery. We think the more relevant thing for you as investors is the earnings capacity of our company. During this cyclical downturn, we have been working, not waiting. We have, as I mentioned, expanded the new fleet. We’ve improved our position in key geographies and with key customers. As Dean mentioned, we’ve continued to prosecute a very successful safety program over a period of time. But really, the coiled spring from your perspective is, with the market improving and a new fleet at Tidewater, what can this business earn on a long-term basis. And we’ll run you through a little exercise here. I wouldn’t call it a forecast, but rather, an earnings sensitivity.

We assume that over the next couple years the remaining 60 some vessels that are active, that are older vessels will be pushed out of the fleet. The customers don’t want them and they will roll off as dry docks come up over the next couple years, more likely than not. But if you just take our new fleet, with present utilization of 84.4% and a little over $14,000 a day in day rate, you can generate $3.50 in earnings off of that, and about $400 million of EBITDA. Give us the benefit of momentum with another 10% improvement in day rates and that very quickly moves up to $5.25 in EPS and $500million in EBITDA, and ultimately another 10% improvement in rate, and what we’d consider to be full utilization when you account for dry docks, the earnings capacity of the company is rather dramatic. Importantly, this is not what we would consider to be peak earnings. As I mentioned earlier, in the last cyclical peak, the new fleet was earning low 60s in terms of cash operating margins. This exercise would imply mid 50s in terms of cash operating margins and what peak earnings are, quite frankly, we’re not sure. But $8.75 is not something that we would consider to be peak and that would certainly be a record in terms of annual earnings for our company.

So we think we’re in a good position given the investments that we’ve made during this downturn and ultimately time will prove that out one way or another. We’ll finish off really just with a recap of how we see the business, particularly from a financial policy perspective. We like to think of ourselves as through cycle investors. Again, we’re trying to invest on the basis of a positive spread relative to our cost of capital [of 9%]. Today, we think we’re doing that at a 150 or 200 basis point spread on fully loaded basis. At a vessel level, it’s probably another 150 basis points or so north of that, which would give us the benefit, at least in the intermediate term, of overhead absorption.

We are willing to pulse our investments, back away when second hand vessel pricing is frothy, and as we’ve done the last couple years, accelerate our investments when we think asset pricing is particularly attractive. But we will invest on a through-cycle basis. We’re not momentum players. So we expect to operate the equipment through cycle. As I indicated, a core value at Tidewater is maintaining our strong financial position, both in regards to leverage and liquidity. At the end of the day we’ll be judged on the results rather than what we say and we think we’ve got a very good track record in that regard and over the next couple of quarters and years you’ll see if we can put those numbers up again.

Again, thank you for your time and attention, and your interest in our company. We’ll take some questions if we have time.

Rachel:	(Inaudible question - microphone inaccessible) I would like to start. First of all, I was curious to know if you have started your work with Saudi Aramco yet? What’s happening in the Middle East?

Dean Taylor:	Well, we’re having some issues with that customer and probably be in a better position to comment on it at a later time.

Unidentified Participant:	Hi. Can you talk about the average age of your vessels relative to your competitors and the competitive advantage, if any, of that?

Dean Taylor:	Well, our average age if you factor in our stack vessels and our 60 vessels that are what we call traditional vessels that are still operating, our average age is about 15 years right now. But that’s including all of our roughly 180 older ships, of which 90 are stacked. And another 60 are operational and another 10 or so are on the for sale list and there’s probably I’m missing a couple, but our average age is 16 years. If you take the average age of our new fleet, that is the roughly 200 vessels that we have built or bought since the year 2000, that’s 5.4 years and that number is 145 large PSVs and anchor handlers or towing supply vessels as compared to, if you recall our slide, the third or fourth slide that showed our fleet compared to the next largest fleets, our new fleet is larger than all of the other fleets, just our new fleet.

Now, why is it important? It’s important principally for safety reasons. The new ships are all dynamically positioned instead of having a ship backing up to a platform and the captain or the mate jockeying the controls to try to keep the vessel away from the platform, you come up to the platform, you hit a button, the computers take over, the thrusters take over and the vessel stays in position via electronic and mechanical means rather than human means. That’s really the big difference. There are also increases in pumping capacities. You can pump more product quicker. You carry larger capacities. The newer vessels are larger than the traditional vessels.

But since the deepwater rigs are typically farther offshore, then what — where the rigs used to operate, in practical terms the new vessels, even though they’re larger, are not carrying more tons per mile of cargo than they did before. So the new vessels are just keeping up with the old vessels in terms of tons of cargo moved per mile as compared to the older vessels. But it’s principally a safety issue, and capacity issues, and speed. The new vessels are a little bit faster than the older vessels, but does that answer your question?

Unidentified Participant:	How do you view the competitive landscape in the industry with respect to rationality and pricing? And what are the barriers to entry that you see that keep you in a competitive advantage position?

Dean Taylor:	I’d have to say that I’ve been in the business since 1978 and in my 33 years in the business, I would have to say that there are fewer moms and pops in the business today than there used to be certainly 33 years ago. If you look at the largest players in the industry, almost all are publicly held. There are a few private operators. Publicly held companies typically are more disciplined than the ones who aren’t. So I’d say in terms of pricing discipline, pricing discipline is much better. And I do think that when the market turns and the market we believe is turning, we’re going to see rapid increase, rapid escalation in day rates because of the discipline within the industry that presently exist.

Now, what’s it take to get into the industry? Certainly, when I started in 1978 it was a $3 million ante and you could buy yourself a small platform supply vessel. The same vessel now would cost about $20 million. So the price of poker has gone up. Whether it’s gone up significantly in terms of inflation is a little bit hard to say. But still a relatively easy business to get into, but I think that the financial markets have been sufficiently cauterized by the downturn of 2008 where they’re being a little bit more careful about who they are lending money to. So I don’t think it’s quite as easy to get into the business as it once was.

Okay, I think we’re out of time. Again, we thank you for your attention. We thank you for your interest in our company and God bless you all. Thank you.